                                                                EXHIBIT 99(a)(1)

                           Offer To Purchase For Cash
                     All Outstanding Shares of Common Stock
                                       of

                              David's Bridal, Inc.
                                       at

                              $20.00 Net Per Share
                                       by

                         Alpha Omega Acquisition, Inc.
                          a wholly owned subsidiary of

                       The May Department Stores Company
                            ------------------------

                   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
         12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, AUGUST 7, 2000,
                         UNLESS THE OFFER IS EXTENDED.

                            ------------------------

THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER DATED AS OF JULY 3, 2000 (DEFINED HEREIN), AMONG THE MAY DEPARTMENT STORES COMPANY, ALPHA OMEGA ACQUISITION, INC. AND DAVID'S BRIDAL, INC. (THE "COMPANY").

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS,

    - SHAREHOLDERS OWNING AT LEAST A MAJORITY, ON A FULLY DILUTED BASIS, OF THE THEN OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE OF THE COMPANY, TENDERING AND NOT PROPERLY WITHDRAWING THEIR SHARES PRIOR TO THE EXPIRATION OF THE OFFER, AND

    - THE EXPIRATION OR TERMINATION OF THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER.

THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 15 AND 16. THE OFFER IS NOT CONDITIONED UPON PARENT (DEFINED HEREIN) OR PURCHASER (DEFINED HEREIN) OBTAINING FINANCING.

                            ------------------------

THE BOARD OF DIRECTORS OF THE COMPANY (1) HAS DETERMINED THAT THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY'S SHAREHOLDERS, (2) HAS APPROVED AND ADOPTED THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND (3) RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES (DEFINED HEREIN) PURSUANT TO THE TERMS OF THE OFFER, AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

                            ------------------------

CERTAIN SHAREHOLDERS OF THE COMPANY WHO OWN APPROXIMATELY 42% OF THE OUTSTANDING SHARES HAVE AGREED, AMONG OTHER THINGS, TO TENDER 90% OF THEIR SHARES PURSUANT TO THE OFFER.

                            ------------------------

                      The Dealer Manager for the Offer is:

                           MORGAN STANLEY DEAN WITTER

July 10, 2000

                                   IMPORTANT

Any shareholder wishing to tender Shares in the Offer must either:

    (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to The Bank of New York (the "Depositary") together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, or

    (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if that shareholder wishes to tender those Shares.

Any shareholder who wishes to tender Shares and cannot deliver certificates representing those Shares and all other required documents to the Depositary or who cannot comply with the procedures for book-entry transfer on a timely basis may tender those Shares by following the procedure for guaranteed delivery set forth in Section 3.

Questions and requests for assistance may be directed to D.F. King & Co., Inc. (the "Information Agent") or Morgan Stanley & Co. Incorporated (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

                               TABLE OF CONTENTS

                                                              PAGE
                                                             -------
SUMMARY TERM SHEET..........................................       1
INTRODUCTION................................................       6
THE TENDER OFFER............................................       8
        1.    Terms of the Offer............................       8
        2.    Acceptance for Payment and Payment for
              Shares........................................      10
        3.    Procedures for Accepting the Offer and
              Tendering Shares..............................      11
        4.    Withdrawal Rights.............................      13
        5.    Certain United States Federal Income Tax
              Consequences..................................      14
        6.    Price Range of Shares; Dividends..............      15
        7.    Certain Information Concerning the Company....      15
        8.    Certain Information Concerning Parent and the
              Purchaser.....................................      16
        9.    Source and Amount of Funds....................      17
        10.   Background of the Offer; Past Contacts or
              Negotiations with the Company.................      17
        11.   The Merger Agreement; Other Arrangements......      18
        12.   Purpose of the Offer; Plans for the Company...      30
        13.   Certain Effects of the Offer..................      31
        14.   Dividends and Distributions...................      32
        15.   Certain Conditions of the Offer...............      32
        16.   Certain Legal Matters; Regulatory Approvals...      34
        17.   Dissenters' Rights............................      36
        18.   Fees and Expenses.............................      36
        19.   Miscellaneous.................................      37
SCHEDULE I..................................................     S-1

                               SUMMARY TERM SHEET

     We are offering to purchase all of the outstanding common stock of David's Bridal, Inc. for $20.00 per share in cash. This summary term sheet asks some of the questions which you, as a shareholder of David's Bridal, may have and answers them. The information in this summary term sheet is not complete. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because they contain additional important information.

WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is Alpha Omega Acquisition, Inc. We are a Florida corporation formed for the purpose of making a tender offer for all of the common stock of David's Bridal, Inc. We have carried on no activities other than in connection with the merger agreement. The May Department Stores Company, a Delaware corporation, our parent company, owns all our stock. See the "Introduction" to this Offer to Purchase and Section 8 -- "Certain Information Concerning Parent and the Purchaser".

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We seek to purchase all of the outstanding common stock of David's Bridal. See the "Introduction" to this Offer to Purchase and Section 1 -- "Terms of the Offer".

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We offer to pay $20.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Our offer is not conditioned upon any financing arrangements. May will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the Offer and for the merger that will follow the Offer. We anticipate that May will obtain the funds required for these transactions through commercial paper borrowings, other short-term and long-term debt financings, and its operating cash flows. See Section 9 -- "Source and Amount of Funds".

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender in the Offer because

     -  the form of payment consists solely of cash,

     -  the Offer is not subject to any financing condition,

     -  our offer applies to all the outstanding shares of David's Bridal, and

     - if we are successful with our offer, we will acquire all remaining shares for the same cash price when we are merged with and into David's Bridal.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on Monday, August 7, 2000, to tender your shares in the Offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which we describe later in this Offer to Purchase. See Section 1 -- "Terms of the Offer" and
Section 3 -- "Procedures for Accepting the Offer and Tendering Shares".

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     We have agreed in the merger agreement that:

     - We may extend the Offer beyond the scheduled expiration date from time to time, with or without David's Bridal's consent, if at that date any of the conditions to our obligation to accept for payment and to pay for the shares are not satisfied or, to the extent permitted by the merger agreement, waived. In this case, any single extension will not exceed the lesser of 10 business days and the number of days we reasonably believe is necessary to cause the conditions to the Offer to be satisfied.

     - We may generally extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") applicable to the Offer, with or without David's Bridal's consent.

     - We will extend the Offer from time to time, unless David's Bridal advises us that it does not wish us to do so, until the earlier of

       - 30 days after the date on which any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has expired or terminated, and

       - October 31, 2000, if on the then-scheduled expiration date all of the conditions to the Offer have not been satisfied or waived as permitted by the merger agreement.

       In this case, any single extension will not exceed the lesser of 10 business days and the number of days we reasonably believe is necessary to cause the conditions to the Offer to be satisfied.

     If all conditions to the Offer have been satisfied or waived, we will:

     - accept for payment and pay for all shares validly tendered and not withdrawn at such time (which shares you may not thereafter withdraw), and

     - extend the Offer to provide a "subsequent offering period" of at least three business days, during which time shareholders whose shares have not been accepted for payment may tender, but not withdraw, their shares and receive the Offer consideration. Under the federal securities laws we may not provide a subsequent offering period of more than 20 business days (for all such extensions).

     See Section 1 -- "Terms of the Offer" for more details on our ability to extend the Offer.

HOW WILL YOU NOTIFY ME IF YOU EXTEND THE OFFER?

     If we extend the Offer, we will inform The Bank of New York (the depositary for the Offer) of that fact. We will also make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section
1 -- "Terms of the Offer".

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     - We are not obligated to purchase any shares that are validly tendered unless the number of shares validly tendered and not withdrawn before the expiration date of the Offer represents at least a majority of the then outstanding shares on a fully diluted basis. We call this condition the "minimum condition".

     - We are not obligated to purchase shares that are validly tendered if, among other things, there is a material adverse change in David's Bridal or its business.

     - We are not obligated to purchase shares that are validly tendered if, among other things, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has not expired or been terminated.

     A number of other conditions also apply. We can waive some of the conditions to the Offer without David's Bridal's consent; however, we cannot waive the minimum condition. See Section 15 -- "Certain Conditions of the Offer".

HOW DO I TENDER MY SHARES?

     If you wish to accept our offer, this is what you must do:

     - If you are a record holder and have your stock certificates, you must complete and sign the enclosed letter of transmittal and send it and the certificates representing your shares to The Bank of New York, the depositary for the Offer, not later than the time the tender offer expires.

     - If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company.

     - If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period.

     See Section 3 -- "Procedures for Accepting the Offer and Tendering Shares".

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You may withdraw shares at any time until the Offer has expired. This right to withdraw will not apply to the subsequent offering period discussed in
Section 1 of this Offer to Purchase. See Section 4 -- "Withdrawal Rights".

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4 -- "Withdrawal Rights".

WHAT DOES THE DAVID'S BRIDAL BOARD OF DIRECTORS THINK OF THE OFFER?

     The David's Bridal board of directors

     - has determined that the merger agreement, the Offer, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of David's Bridal and the shareholders of David's Bridal,

     - has approved and adopted the merger agreement, the Offer, the merger and the other transactions contemplated by the merger agreement, and

     - recommends that David's Bridal's shareholders accept the Offer, tender their shares pursuant to the terms of the Offer, and approve and adopt the merger agreement and the merger. See the "Introduction" to this Offer to Purchase.

HAVE ANY SHAREHOLDERS AGREED TO TENDER THEIR SHARES?

     Yes. Shareholders who own shares representing approximately 42% of the outstanding common stock have agreed, among other things, to tender 90% of their shares in the Offer.

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL DAVID'S BRIDAL CONTINUE AS A PUBLIC COMPANY?

     No. Following the purchase of shares in the Offer we expect to consummate the merger. If the merger takes place, David's Bridal no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining shareholders and publicly held shares that

     - David's Bridal common stock will no longer be eligible to be traded through the National Association of Securities Dealers Automated Quotations System ("NASDAQ"),

     - there may not be a public trading market for David's Bridal common stock, and

     - David's Bridal may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See Section 13 -- "Certain Effects of the Offer".

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE DAVID'S BRIDAL SHARES ARE NOT TENDERED IN THE OFFER?

     Yes. If we accept and pay for at least a majority of the shares of David's Bridal on a fully diluted basis, subject to shareholder approval, if required, we will be merged with and into David's Bridal. If that merger takes place, May will own all of the shares of David's Bridal and all remaining shareholders of David's Bridal (other than May and shareholders properly exercising dissenters' rights) will receive $20.00 per share in cash. See the "Introduction" to this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, shareholders not tendering in the Offer will have no rights with respect to their shares except to receive $20.00 per share in cash, subject to any dissenters' rights granted pursuant to the merger agreement and properly exercised under Florida law. Therefore, if the merger takes place, the only difference between what you will receive tendering your shares and not tendering your shares is that you will receive $20.00 per share in cash earlier if you tender your shares. If the merger does not take place, however, the number of shareholders and the number of shares of David's Bridal that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for David's Bridal common stock. Also, as described above, David's Bridal may cease making filings with the SEC or otherwise may not be required to comply with the SEC rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 13 -- "Certain Effects of the Offer".

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On June 30, 2000, the last trading day before we announced the tender offer, the last sale price of David's Bridal common stock reported on NASDAQ was $11 9/16 per share. On July 7, 2000, the last trading day before we commenced the tender offer, the closing price of David's Bridal common stock reported on NASDAQ was $19 13/16. We encourage you to obtain a recent quotation for shares of David's Bridal common stock in deciding whether to tender your shares. See
Section 6 -- "Price Range of Shares; Dividends".

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

     Your receipt of cash for shares that you tender pursuant to the tender offer or exchange pursuant to the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a shareholder who sells shares pursuant to the tender offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in the shares sold pursuant to the tender offer or exchanged for cash pursuant to the merger. If the shares sold or exchanged constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See Section 5 -- "Certain United States Federal Income Tax Consequences".

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You may call either of the following:

     - D.F. King & Co., Inc., the information agent for our offer, at (888) 460-7637 (toll free); or

     -  Morgan Stanley & Co. Incorporated, the dealer manager for our offer, at
        (212) 761-7310.

TO THE HOLDERS OF SHARES OF COMMON STOCK
OF DAVID'S BRIDAL, INC.

                                  INTRODUCTION

     Alpha Omega Acquisition, Inc., a Florida corporation (the "Purchaser") and a wholly owned subsidiary of The May Department Stores Company, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of David's Bridal, Inc., a Florida corporation (the "Company"), at a price of $20.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of July 3, 2000 (the "Merger Agreement") among Parent, the Purchaser and the Company. The Merger Agreement provides that the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"), wholly owned by Parent. Pursuant to the Merger, at the effective time of the Merger (the "Effective Time") each Share outstanding immediately prior to the Effective Time (other than Shares owned by Parent or any subsidiary of Parent as a result of the Offer or by the Company or any subsidiary of the Company, all of which will be canceled, and other than Shares that are held by shareholders, if any, who properly exercise their dissenters' rights under the Florida Business Corporation Act (the "FBCA")), will be converted into the right to receive $20.00 per Share in cash or any greater per Share price paid in the Offer in cash, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11 -- "The Merger Agreement; Other Arrangements", which also contains a discussion of the treatment of stock options.

     Tendering shareholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Parent or the Purchaser will pay all charges and expenses of Morgan Stanley & Co. Incorporated, as dealer manager ("Morgan Stanley" or the "Dealer Manager"), The Bank of New York as depositary (the "Depositary"), and D.F. King & Co., Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 18 -- "Fees and Expenses".

     THE COMPANY'S BOARD OF DIRECTORS (THE "COMPANY BOARD")

     - HAS DETERMINED THAT THE MERGER AGREEMENT, THE OFFER, THE MERGER, AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY'S SHAREHOLDERS,

     - HAS APPROVED AND ADOPTED THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND

     - RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE TERMS OF THE OFFER, AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), the Company's financial advisor, has delivered to the Company Board a written opinion dated July 3, 2000, to the effect that, as of such date and based on and subject to the matters stated in the opinion, the $20.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares was fair, from a financial point of view, to such holders (other than Parent and its affiliates). The full text of Credit Suisse First Boston's written opinion dated July 3, 2000, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934, as amended (the

"Exchange Act"), which is being mailed to shareholders concurrently with this Offer to Purchase. Holders of Shares are urged to read the full text of that opinion carefully in its entirety.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS,

     - SHAREHOLDERS OWNING AT LEAST A MAJORITY, ON A FULLY DILUTED BASIS, OF THE THEN OUTSTANDING SHARES TENDERING AND NOT PROPERLY WITHDRAWING THEIR SHARES PRIOR TO THE EXPIRATION OF THE OFFER (THE "MINIMUM CONDITION"), AND

     - THE EXPIRATION OR TERMINATION OF THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT").

     THE OFFER IS ALSO SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SEE SECTIONS 1 -- "TERMS OF THE OFFER", 15 -- "CERTAIN CONDITIONS OF THE OFFER" AND 16 -- "CERTAIN LEGAL MATTERS; REGULATORY APPROVALS".

     The Company has advised Parent that, on July 3, 2000, 19,469,276 Shares were issued and outstanding and 2,322,952 Shares were subject to stock option grants. Neither Parent, the Purchaser nor any person listed on Schedule I to this Offer to Purchase beneficially owns any Shares. Accordingly, the Purchaser believes that the Minimum Condition would be satisfied if 10,896,115 Shares were validly tendered and not withdrawn prior to the expiration of the Offer. Holders of 8,127,429 Shares have agreed, among other things, to tender 90% (7,314,686 Shares) of their Shares in the Offer pursuant to the Shareholder Agreements. See
Section 11 -- "The Merger Agreement; Other Arrangements".

     The Merger Agreement provides that promptly following the purchase of and payment for a number of Shares that satisfies the Minimum Condition, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board that equals the product of

     - the total number of directors on the Company Board (giving effect to the directors designated by Parent pursuant to the Merger Agreement), and

     - the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding.

The Company has agreed, upon a request of the Purchaser, promptly to increase the size of the Company Board or exercise its reasonable best efforts to secure the resignations of such number of directors, or both, as is necessary to enable Parent's designees to be so elected or appointed to the Company Board and, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, to cause Parent's designees to be so elected or appointed; provided, however, that until the Effective Time, neither Parent nor Purchaser will take any action that would cause the Company Board to include fewer than two members who were directors as of the date of the Merger Agreement and are not employees of the Company. See Section 11 -- "The Merger Agreement; Other Arrangements".

     The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Purchaser obtains 80% or more of the outstanding Shares in the Offer, the Purchaser will effect the Merger pursuant to the short-form merger provisions of the FBCA without obtaining the approval of any other shareholder of the Company. See Section 16 -- "Certain Legal Matters; Regulatory Approvals". If the Minimum Condition is satisfied, the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder of the Company. The Company has agreed, if required, to cause a meeting of its shareholders to be held following consummation of the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. Parent and the Purchaser have agreed to vote the Shares purchased in the Offer in favor of the approval and adoption of the Merger Agreement. See
Section 11 -- "The Merger Agreement; Other Arrangements".

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.   TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, August 7, 2000, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open. In that event, the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period described below), expires.

     The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of any applicable waiting period under the HSR Act, and the other conditions set forth in Section 15 of this Offer to Purchase. Subject to the provisions of the Merger Agreement, the Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer other than the Minimum Condition. If on the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Purchaser may elect to

     - terminate the Offer and return all tendered Shares to tendering shareholders,

     - waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn, or

     - extend the Offer and, subject to the right of shareholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.

     The Purchaser will not make any change without the prior written consent of the Company that

     -  decreases the Offer Price,

     -  reduces the maximum number of Shares to be purchased in the Offer,

     -  changes the form of consideration to be paid in the Offer,

     -  modifies or amends any of the conditions to the Offer set forth in
        Section 15 of this Offer to Purchase,

     - imposes conditions to the Offer in addition to the conditions set forth in Section 15 of this Offer to Purchase,

     - waives the Minimum Condition, or makes any other changes in the terms and conditions of the Offer that are in any manner adverse to the holders of Shares or

     -  except as provided in the Merger Agreement, extends the Offer.

     The Purchaser

     - may extend the Offer beyond the scheduled Expiration Date from time to time, with or without the Company's consent, if at that date any of the conditions to the Purchaser's obligation to accept for payment and to pay for the Shares are not satisfied or waived, in which case, any single extension will not exceed the lesser of 10 business days and the number of days the Purchaser reasonably believes is necessary to cause the conditions of the Offer to be satisfied, or

     - may extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer, other than Rule 14e-5 promulgated under the Exchange Act, with or without the Company's consent, and

     - shall extend the Offer from time to time, unless the Company advises the Purchaser that the Company does not wish it to do so, until the earlier of

       - 30 days after the date on which any applicable waiting period under the HSR Act has expired or been terminated, and

       - October 31, 2000, if on the then-scheduled Expiration Date all of the conditions to the Offer have not been satisfied or waived as permitted by the Merger Agreement.

       In this case, any single extension will not exceed the lesser of 10 business days and the number of days the Purchaser reasonably believes is necessary to cause the conditions of the Offer to be satisfied.

     Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser may, subject to certain conditions, provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three business days to 20 business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which shareholders may tender, but not withdraw, their Shares and receive the Offer Price.

     The Purchaser has agreed to include a Subsequent Offering Period of not less than three business days following Purchaser's acceptance for payment of Shares in the Offer. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, the Purchaser will promptly purchase and pay for all Shares tendered at the same price paid in the Offer.

     Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time,

     - to terminate the Offer if any of the conditions set forth in Section 15 of this Offer to Purchase have not been satisfied, and

     - to waive any condition to the Offer (other than the Minimum Condition) or otherwise amend the Offer in any respect,

in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If the Purchaser accepts for payment any Shares pursuant to the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not properly withdrawn, and will promptly pay for all Shares so accepted for payment.

     Purchaser will publicly announce any extension, delay, termination, waiver or amendment as promptly as practicable. Purchaser will announce any extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including, without limitation, Rules 14d-4(d) and 14d-6(c) under the Exchange Act which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and these Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described under Section 4 -- "Withdrawal Rights". However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by (i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a Subsequent Offering Period and pay for Shares tendered during the Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act and (ii) the terms of the Merger Agreement, which require that the Purchaser pay for Shares that are tendered pursuant to the Offer as soon as permitted after the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date on which the material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time of such day.

     The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See
Section 16 -- "Certain Legal Matters; Regulatory Approvals".

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of

     - the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of this Offer to Purchase,

     - a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and

     -  any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares so accepted will be made by the deposit of the Offer Price for those Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering shareholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 1 of this

Offer to Purchase, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase, and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the Offer Price, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer. Any such transaction or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.   PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     VALID TENDERS. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile of the Letter of Transmittal), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either

     (1) the Share Certificates representing tendered Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or

     (2) the guaranteed delivery procedures described below must be complied with.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility,

     (1) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or

     (2) the tendering shareholder must comply with the guaranteed delivery procedures described below.

DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless that holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (2) if the Shares are tendered for the account of a firm that is participating in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on the Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder's Shares are not immediately available, or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     (1) the tender is made by or through an Eligible Institution,

     (2) the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, and

     (3) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer, together with the properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     In all cases, Shares will not be deemed validly tendered unless the Depositary receives a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal.

     The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder. The delivery will be deemed made only when the documents are actually received by the Depositary (including in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     DETERMINATION OF VALIDITY. Purchaser will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares and its determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders that it determines are not in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (including with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent be executed by such shareholder (and, if given or executed, will not be deemed to be effective). The designees of the Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's shareholders, action by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, the Purchaser must be able to exercise full voting rights with respect to such Shares immediately upon the Purchaser's payment for such Shares.

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the Offer, as well as the tendering shareholder's representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     BACKUP WITHHOLDING. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments of the Offer Price to certain shareholders for Shares purchased pursuant to the Offer, each such shareholder must provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") and certify that such shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the shareholder and payment of cash to the shareholder pursuant to the Offer may be subject to backup withholding. All shareholders surrendering Shares should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-corporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

4.   WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date. No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section
1 -- "Terms of the Offer".

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3 -- "Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date or during any Subsequent Offering Period by following one of the procedures described in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares".

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion. That determination will be final and binding. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.   CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to the Company's shareholders whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to the Company's shareholders. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated under the Code and administrative and judicial interpretations of the Code, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to the Company's shareholders in whose hands Shares are capital assets within the meaning of Section 1221 of the Code and who do not own directly or through attribution 50% or more of the stock of Parent. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of shareholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any Company shareholder who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     Because individual circumstances may differ, each shareholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax, and any state, local and foreign tax laws and of changes in such laws.

     The payment for Shares tendered in the Offer or the exchange of Shares for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a shareholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a shareholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a shareholder's capital losses.

     A shareholder whose Shares are purchased in the Offer or exchanged pursuant to the Merger may be subject to 31% backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section
3 -- "Procedures for Accepting the Offer and Tendering Shares".

6.   PRICE RANGE OF SHARES; DIVIDENDS.

     Since May 21, 1999, the Shares have traded on NASDAQ under the symbol "DABR". The following table sets forth, for the periods indicated, the high and low sale prices per Share. No dividends were paid to shareholders for the periods indicated. Share prices are as reported on NASDAQ based on published financial sources.

                                                                 COMMON STOCK
                                                              ------------------
                                                               HIGH        LOW
                                                              -------    -------
Fiscal Year 1999:
  First Quarter.............................................  N/A        N/A
  Second Quarter (beginning May 21, 1999)...................  $16        $11 1/2
  Third Quarter.............................................  $16        $ 6 1/4
  Fourth Quarter............................................  $12 1/2    $ 6 5/8
Fiscal Year 2000:
  First Quarter.............................................  $13 3/4    $ 7 3/4
  Second Quarter............................................  $15 1/8    $10

     On June 30, 2000, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on NASDAQ was $11 9/16 per Share. On July 7, 2000, the last full day of trading before the commencement of the Offer, the closing price of the Shares on NASDAQ was 19 13/16 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

7.   CERTAIN INFORMATION CONCERNING THE COMPANY.

     GENERAL. The Company is a Florida corporation with its principal offices located at 1001 Washington Street, Conshohocken, Pennsylvania 19428. The Company's telephone number is (610) 896-2111. The Company is a leading retailer of bridal gowns and bridal-related apparel and accessories in the United States. The Company operates over 100 stores in 35 states. The Company's broad in-stock assortments enable it to offer the convenience of one-stop shopping for the entire bridal party. In addition, the Company offers a variety of special occasion dresses and accessories for events such as proms, pageants, homecomings and other formal affairs. As of the end of the 1999 fiscal year, the Company employed approximately 2,820 associates, of which approximately 1,210 were part-time associates.

     AVAILABLE INFORMATION. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

8.   CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

     GENERAL. Parent is a Delaware corporation with its principal offices located at 611 Olive Street, St. Louis, Missouri 63101-1799. Parent's telephone number is (314) 342-6300. Parent is one of the nation's largest retailing companies, operating department stores in 36 states and the District of Columbia. Parent's department store divisions and their headquarters are Lord & Taylor in New York City; Hecht's in Washington, D.C., which also operates as Strawbridge's in Philadelphia; Foley's in Houston; Robinsons-May in Los Angeles; Kaufmann's in Pittsburgh; Filene's in Boston; Famous-Barr in St. Louis, which also operates as L.S. Ayres in Indianapolis and The Jones Store in Kansas City; and Meier & Frank in Portland, Oregon, which also operates as ZCMI in Salt Lake City, Utah. As of the end of the 1999 fiscal year, Parent employed approximately 62,000 full-time and 72,000 part-time associates in the United States and nine offices overseas.

     The Purchaser is a Florida corporation with its principal offices located at 611 Olive Street, St. Louis, Missouri 63101. The Purchaser's telephone number is (314) 342-6300. The Purchaser is a wholly owned subsidiary of Parent. The Purchaser has not carried on any activities other than in connection with the Merger Agreement.

     The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and the Purchaser and certain other information are set forth in Schedule I to this Offer to Purchase.

     Except as described in this Offer to Purchase, none of Parent, the Purchaser nor, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or the Purchaser or any of the persons so listed

     - beneficially owns or has any right to acquire, directly or indirectly, any Shares, or

     -  has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, the Purchaser nor, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, none of Parent, the Purchaser nor, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.   SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by the Purchaser to purchase Shares pursuant to the Offer and the Merger is estimated to be approximately $436 million plus any transaction related fees and expenses. The Purchaser will obtain such funds from Parent. Purchaser anticipates that Parent will obtain the funds required for these transactions through commercial paper borrowings, other short-term and long-term debt financings and its operating cash flows.

10. BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

     In January, 2000, during the course of informal conversations, Parent discussed with the Company's financial advisor, among other things, the possible strategic fit of the Company's and Parent's businesses.

     On March 1, 2000, Eugene S. Kahn, president and chief executive officer of Parent, Jerome T. Loeb, chairman of Parent, John L. Dunham, chief financial officer of Parent, and William D. Edkins, senior vice president of Parent, met with Messrs. Robert B. Calhoun and Eugene P. Lynch, directors of the Company and officers of The Clipper Group, a shareholder of the Company, in New York, New York to discuss the Company's history and business operations.

     On March 8, 2000, Parent and the Company entered into a confidentiality agreement to facilitate discussions between the two companies relating to a possible business combination transaction. Thereafter, Messrs. Kahn, Loeb and Dunham met with Robert Huth president and chief executive officer of the Company, together with Parent's and the Company's respective financial advisors, in New York, New York to begin discussions of a possible business combination. Pursuant to the confidentiality agreement, the Company began to provide certain information to Parent.

     On April 11, 2000, Mr. Kahn met with Mr. Huth and Steven Erlbaum in Philadelphia, Pennsylvania to continue their discussions about a possible business combination transaction.

     From March to June 2000, there were ongoing discussions among Parent, the Company and their respective financial advisors regarding the potential financial and other terms of a possible business combination transaction.

     At a regularly scheduled meeting held on June 7, 2000, the Company Board considered the potential transaction with Parent and discussed strategic and structural issues related to the transaction.

     On June 12, 2000, representatives of Parent and the Company tentatively agreed upon a purchase price of $20.00 per Share, subject to a number of factors, including satisfactory due diligence by Parent and negotiation of a definitive acquisition agreement.

     On June 15, 2000, Messrs. Kahn, Loeb and Dunham met with Mr. Huth and Edward Wozniak, the chief financial officer of the Company, in Philadelphia, Pennsylvania to continue their discussions.

     On June 16, 2000, Thomas H. Lucas, vice president of Parent, Lonny J. Jay, senior vice president of Parent and Michael G. Culhane, vice president of Parent met in Philadelphia, Pennsylvania with Messrs. Huth and Wozniak, and with representatives of Parent's and the Company's legal and financial advisors to begin in-depth financial and business due diligence. Also on June 16, 2000, Parent's legal advisors provided the Company's legal advisors with a form of a merger agreement. Thereafter, legal advisors for Parent and the Company continued to negotiate the proposed form of merger agreement.

     Throughout June 2000, representatives of Parent sought, and the Company provided, additional due diligence information. After extensive discussions regarding the proposed agreements between Parent and certain shareholders of the Company in connection with the Offer and the Merger, Parent, the Company and the shareholders agreed on the terms of the agreements and to the number of Shares that would be subject to such agreements.

     Throughout the second half of June, 2000, a series of informational meetings of members of the Company Board were held at which such members were kept apprised of the status of the ongoing discussions with Parent.

     On June 28, 2000, the Company Board met in a special meeting. At that meeting, the Company's management and legal and financial advisors described the material terms of the Merger Agreement and the shareholder agreements with certain of the Company's shareholders. Also at this meeting, Credit Suisse First Boston reviewed with the Company Board its financial analysis of the $20.00 per Share cash consideration payable in the Offer and the Merger. After full consideration and discussion, the Company Board, by unanimous vote of all directors present, preliminarily approved and adopted the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and authorized the Company's management and legal and financial advisors to finalize the transaction substantially on the terms presented.

     On June 29, 2000, Mr. Kahn met with Mr. Huth in Philadelphia, Pennsylvania to discuss contractual arrangements for Mr. Huth's continued employment with the Company following the Merger. These discussions were completed by telephone on June 30, 2000.

     On June 30, 2000, at a special telephonic meeting, Parent's management presented to Parent's board of directors various materials concerning the Company and outlined the terms of the proposed acquisition transaction. The board of directors then authorized management to pursue the transaction substantially as presented to the board.

     On July 2, 2000, at a special telephonic meeting attended by the Company's management and legal and financial advisors, the Company Board again met to review the proposed transaction. At this meeting, the Company Board was updated as to the negotiations with Parent and its representatives concerning the proposed transaction. Also at this meeting, Credit Suisse First Boston rendered to the Company Board an oral opinion (which opinion was confirmed by delivery of a written opinion dated July 3, 2000, the date of the Merger Agreement) to the effect that, as of the date of such opinion and based on and subject to the matters stated in the opinion, the $20.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares was fair, from a financial point of view, to such holders (other than Parent and its affiliates). After discussion, the Company Board, by unanimous vote of all directors present, approved and adopted the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

     Thereafter, representatives of Parent and the Company and their respective legal advisors finalized the Merger Agreement. The Merger Agreement, the shareholder agreements and the employment agreement with Mr. Huth were all signed on July 3, 2000.

     Also on July 3, 2000, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement and the proposed Offer. Parent and Purchaser filed this press release with the SEC as an exhibit to Schedule TO, and the Company filed this press release with the SEC as an exhibit to
Schedule 14D-9.

     On July 10, 2000, in accordance with the terms of the Merger Agreement, the Purchaser commenced the Offer.

11. THE MERGER AGREEMENT; OTHER ARRANGEMENTS.

THE MERGER AGREEMENT

     The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by Parent and the Purchaser pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act with the SEC in connection with the Offer (the "Schedule TO"). The summary is qualified in its entirety by reference to the Merger Agreement, which is deemed to be incorporated by reference in this Offer to Purchase. Capitalized terms used in this Offer to Purchase and not otherwise defined have the meanings ascribed to them in the Merger Agreement.

     THE OFFER. The Merger Agreement provides for the making of the Offer. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition, the expiration or termination of any applicable waiting period under the HSR Act, and certain other conditions that are described in Section 15.

     DIRECTORS. The Merger Agreement provides that promptly upon the purchase of and payment for a number of Shares that satisfies the Minimum Condition pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board that equals the product of

     - the total number of directors on the Company Board (giving effect to the directors designated by Parent pursuant to the Merger Agreement), and

     - the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding.

The Company has agreed, upon request of the Purchaser, promptly to increase the size of the Company Board or exercise its reasonable best efforts to secure the resignations of such number of directors, or both, as is necessary to enable Parent's designees to be so elected or appointed to the Company Board and will cause Parent's designees to be so elected or appointed; provided, however, that until the Effective Time, neither Parent nor the Purchaser will take any action that would cause the Company Board to include fewer than two members who are directors as of the date of the Merger Agreement and are not employees of the Company.

     Following the election of Parent's designees to the Company Board (a) any amendment or termination of the Merger Agreement by the Company, (b) any extension or waiver by the Company of the time for the performance of any of the obligations of Parent or the Purchaser under the Merger Agreement or (c) any waiver of any of the Company's rights under the Merger Agreement, will require the concurrence of a majority of the directors of the Company then in office who neither were designated by Parent nor are employees of the Company, if any.

     THE MERGER. The Merger Agreement provides that no later than two business days after the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement, the Purchaser will be merged with and into the Company. Following the Merger, the separate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation, wholly owned by Parent.

     If required by the FBCA, the Company will call and hold a meeting of its shareholders following consummation of the Offer for the purpose of voting upon the approval of the Merger Agreement. At any such meeting all Shares then owned by Parent or the Purchaser or any other subsidiary of Parent will be voted in favor of approval of the Merger Agreement. Under the FBCA, Parent may cause Purchaser to merge with and into the Company without a vote of the Company's remaining shareholders if the Purchaser owns at least 80% of the outstanding Shares. Consequently, if over 80% of the outstanding Shares are tendered in the Offer, Parent intends to immediately effect the Merger.

     Pursuant to the Merger Agreement, each Share outstanding at the Effective Time (other than Shares owned by Parent or any of its subsidiaries or by the Company or any of its subsidiaries, all of which will be cancelled, and other than Shares that are held by shareholders, if any, who properly exercise their dissenters' rights under the FBCA) will be converted into the right to receive the Merger Consideration. Shareholders who perfect their dissenters' rights under the FBCA will be entitled to the amounts determined pursuant to judicial determination. See Section 17 -- "Dissenters' Rights".

     REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser, including but not limited to representations relating to corporate existence and power; capitalization; corporate authorizations; subsidiaries; SEC filings; financial statements; absence of certain changes (including any material adverse effect on the business, results of operations, or financial condition of the Company); employee benefit plans; ERISA; government authorizations; litigation; compliance with laws; employee matters; labor matters; environmental matters; taxes; intellectual property; accuracy of certain disclosures to be made in connection with preparation of the Offer documents; the opinion of the Company's financial advisor; business of the Company; third party agreements; properties owned or leased by the Company; brokers; insurance; accounts receivable; and inventory.

     Certain representations and warranties in the Merger Agreement made by the Company and Parent are qualified as to "materiality" or "Material Adverse Effect". For purposes of the Merger Agreement and this Offer to Purchase, the term "Material Adverse Effect" generally means an event, change, effect or violation of a representation or warranty that is materially adverse to the financial condition, business, or results of operations of any person (or, if used with respect thereto, of any group of persons taken as a whole). The term "Material Adverse Effect" does not include any adverse effect resulting from changes in general economic conditions or conditions generally affecting the industries in which Parent and the Company operate.

     Pursuant to the Merger Agreement, Parent and the Purchaser have made customary representations and warranties to the Company, including representations relating to their corporate existence and power; good standing; corporate authority; corporate authorizations; the accuracy of certain disclosures to be made in connection with preparation of the Offer documents; their ability to finance the Offer and the Merger; and litigation.

     COVENANTS. The Merger Agreement contains various covenants of the parties thereto. A description of certain of these covenants follows.

     The Merger Agreement provides that, prior to the Effective Time or earlier termination of the Merger Agreement, and except as may be agreed in writing by Parent (which consent Parent will not unreasonably withhold), or as expressly permitted by or disclosed in the Merger Agreement, the Company:

     - will, and will cause each of its subsidiaries to, (a) conduct its operations according to its ordinary course of business; (b) use commercially reasonable efforts to preserve intact its business organization and to maintain its existing relations with customers, suppliers, employees, creditors and business partners; and (c) use its reasonable efforts keep available the services of its current key executives.

     - will not, and will not permit any of its subsidiaries to, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets other than in the ordinary and usual course of business;

     - will not, and will not permit any of its subsidiaries to, except as required by law or as provided in the Merger Agreement: (a) grant any increase in the compensation payable or to become payable to any key executive, key employee or director; or (b) enter into any, or amend any existing, employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee; provided, however, that the Company may, in the ordinary course of business, consistent with past practice, enter into termination agreements or arrangements with employees other than any key executive, if the aggregate value of such agreements and arrangements does not exceed $250,000 and with respect to any individual employee does not have a value not in excess of $25,000, or hire any employee or obligate itself to hire any employee having a title or the responsibility of vice president or above;

     - will not, and will not permit any of its subsidiaries to, modify, amend or terminate any material Company agreements or waive, release or assign any material rights or claims with respect to such agreements, except in the ordinary course of business and consistent with past practice;

     - will not permit any material insurance policy naming it or any of its subsidiaries as a beneficiary or a loss payable payee to be canceled or terminated, unless equivalent replacement policies, without lapse of coverage, shall be put in place;

     - will not settle, compromise, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, (a) to the extent reflected or reserved against in, or contemplated by, the financial statements, including the notes thereto, contained in the Company's SEC filings, (b) incurred in the ordinary course of business and consistent with past practice or (c) which are legally required to be paid, discharged or satisfied;

     - will take all reasonable steps in defense of any claim asserted against the Company in any proceedings before any governmental entity;

     - will not make, or commit to make, any capital expenditures in excess of $100,000 for each such individual expenditure or $300,000 in the aggregate unless it is expressly disclosed in the Company's capital expenditure plan or is paid out of or is planned to be paid out of any unallocated capital item expressly disclosed in that plan;

     - except in the ordinary course of the Company's business consistent with past practice, will not, and will not permit any of its subsidiaries to,
        (a) amend, modify, supplement or terminate any agreement listed on the Disclosure Schedule to the Merger Agreement (the "Disclosure Schedule") with respect to real property or enter into any new agreement or arrangement with respect to any real property except as expressly listed in the Disclosure Schedule, and (b) enter into or execute subordination non-disturbance agreements, estoppel certificates or similar instruments required to be executed pursuant to the terms of the real property leases listed in the Disclosure Schedule except for those which have the content prescribed in the lease and which conform to that lease in all material respects;

     - will not, and will not permit any of its Subsidiaries to, except as required by law or as otherwise expressly provided elsewhere in the Merger Agreement, adopt any new or amend or otherwise change any benefit agreement with any individual employee; and

     - will not, and will not permit any of its subsidiaries to, except in the ordinary course of business (i) make any loans, advances or capital contributions to, or investments in, any other person; (ii) except as described in the Disclosure Schedule, incur, assume, or prepay any indebtedness for borrowed money or enter into any capital leases or other arrangements with similar economic effects or issue any debt securities; or (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person.

     The Merger Agreement also provides that, prior to the Effective Time or earlier termination of the Merger Agreement, and except as may be agreed in writing by Parent, or as expressly permitted by or disclosed in the Merger Agreement, the Company:

     - will not, directly or indirectly, split, combine, reclassify, purchase or redeem any shares of its capital stock or purchase or redeem any rights, warrants or options to acquire any such shares;

     - will not, and will not permit any of its subsidiaries to: (a) amend its articles of incorporation or bylaws; (b) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (c) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of the capital stock of any class of the Company or of any of its subsidiaries, other than issuances pursuant to the exercise of Company stock options and Company benefit plan obligations; or (d) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

     - will not, and will not permit any of its subsidiaries to, except as required by law or as provided in the Merger Agreement: (a) adopt any new or (b) amend or otherwise increase or accelerate the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement, program, fund, policy, practice or arrangement which applies to more than one employee;

     - will not, and will not permit any of its subsidiaries to, except in the ordinary course of business or except as described in the Disclosure Schedule, enter into any material commitment or transaction (including any borrowing, capital expenditure or purchase, sale or lease of assets);

     - will not adopt or authorize a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

     - will not change any method of accounting or any accounting principle or practice, except for changes required by a concurrent change in generally accepted accounting principles or by SEC requirements or staff interpretations;

     - as to all intellectual property relating to the name "David's Bridal", "David's Bridal Warehouse", "David's Bridal Wearhouse" and other related uses of those names and/or marks, will (a) use diligent efforts to maintain or otherwise preserve its rights in such intellectual property owned by the Company and its subsidiaries and not permit any of such intellectual property to lapse, expire or go abandoned by any action or inaction on its part; (b) diligently and responsively prosecute all applications or registrations with respect to such intellectual property before whichever governmental entity the same may be pending; and (c) not allow any rights with respect to such intellectual property to become abandoned for failure to timely file new applications for registrations corresponding to the subject matter thereof;

     - will not voluntarily make or agree to make any material change in any tax accounting method, waive or consent to the extension of any statute of limitations with respect to income or other material taxes, or consent to any material assessment of taxes, or settle any judicial proceeding affecting any material amount of taxes;

     - except as otherwise expressly permitted in the Merger Agreement, will not, and will not permit any of its subsidiaries to (a) issue, sell or otherwise distribute or dispose of any Shares to, (b) become indebted in respect of borrowed money or make any commitment with respect to borrowed money from, (c) sell (other than sales of retail merchandise), distribute, mortgage, license, lease or otherwise dispose of any of its assets to, or (d) enter into any other such agreement, arrangement, commitment or transaction involving the Company's assets or finances with any officer, director or legal or beneficial owner of more than 5% of the Shares and their affiliates, except for continuing payments under the leases shown on the Disclosure Schedule as "123-Natick" and payments owed to Fillberg Limited; and

     - will notify Parent of (a) any emergency or other substantial change in the normal course of its or any of its subsidiaries' respective businesses or in the operation of its or its subsidiaries' respective properties and (b) any complaints of or hearings (or written communications indicating that the same are threatened) of which the Company has knowledge before any governmental entity if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on the Company.

     ACCESS; CONFIDENTIALITY. The Merger Agreement provides that throughout the period prior to the earlier of the Effective Time and any termination of the Merger Agreement, the Company will

     - afford to Parent's representatives reasonable access, upon reasonable prior notice, to all of the Company's and its subsidiaries' senior management, books, records, files, and documents and the Company shall furnish to Parent access to (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws and (ii) such other information concerning the Company's business, properties and personnel as Parent may reasonably request; and

     - use its reasonable best efforts to provide Parent and its representatives with access to the representatives, commercial bankers, actuaries, trustees, outside employee benefit plan administrators and consultants of the Company and to use its reasonable best efforts to cause such representatives, commercial bankers, actuaries, trustees, outside employee benefit plan administrators and consultants to provide Parent and Parent's representatives with such information regarding the Company as may be reasonably requested.

The Merger Agreement further provides that until the Effective Time, Parent and the Purchaser will, with respect to information furnished to Parent by or on behalf of the Company, and the Company will, with respect to the information furnished to the Company by or on behalf of Parent or the Purchaser, have the same confidentiality obligations as set forth in the Confidentiality Agreement dated March 8, 2000, between Parent and the Company.

     FURTHER ACTION; REASONABLE BEST EFFORTS. The Merger Agreement provides that throughout the period prior to the earlier of the Effective Time and any termination of the Merger Agreement:

     (1) Upon the terms and subject to the conditions provided in the Merger Agreement, each of Parent, the Purchaser and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, to (a) comply promptly with all legal requirements which may be imposed on it with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement, (b) satisfy the conditions precedent to the obligations of such party, (c) except for those items listed on the Disclosure Schedule, obtain each consent, authorization, order or approval of, and exemption by, any governmental entity or other public or private third party required to be obtained or made by Parent, the Purchaser, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated by the Merger Agreement, (d) effect all necessary registrations and filings, and (e) take any action reasonably necessary to vigorously defend, lift, mitigate and/or rescind the effect of any litigation or administrative proceeding adversely affecting the Merger or the Merger Agreement, including promptly appealing any adverse court or administrative decision;

     (2) Subject to appropriate confidentiality protections, each of Parent, the Purchaser and the Company agrees to furnish to the other parties such necessary information and reasonable assistance as the other parties may reasonably request in connection with the provisions in (1) above and to provide those other parties with copies of all filings made by such party with any governmental entity and, upon request, any other information supplied by such party to a governmental entity in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, except for documents and other information provided in response to Item (4)(c) of the Notification and Report Form required under the HSR Act;

     (3) Parent and the Company agree to take or cause to be taken the following actions: (a) consult and cooperate with and provide assistance to each other in the preparation and filing of certain documents with the SEC; (b) provide promptly to governmental entities with regulatory jurisdiction over enforcement of any applicable antitrust laws (defined in the Merger Agreement as " Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Offer, the Merger and the transactions contemplated by the Merger Agreement; (c) file any Notification and Report Form and related material required under the HSR Act as soon as practicable, but no later than 10 business days after July 3, 2000, and thereafter use its reasonable efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act; (d) take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any antitrust proceeding that would make consummation of the Offer or the Merger in accordance with the terms of the Merger Agreement unlawful or that would prevent or materially delay consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement, any and all steps (including the appeal thereof or the posting of a bond) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by the Merger Agreement (each of the Company and Parent agrees to provide to the other copies of all correspondence between it (or its advisors) and any Government Antitrust Entity relating to the Offer or the Merger or any of the matters described in the Merger Agreement) and
(e) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent, or delay the consummation of the Offer or the Merger, including defending through litigation on the merits any claim asserted in any court by any person.

     EMPLOYEE STOCK AND OTHER EMPLOYEE BENEFITS.

     Current Obligations. The Merger Agreement provides that the Company will, and after the Effective Time the Parent or the Surviving Corporation will, honor all obligations under all existing employee benefit plans and employment agreements.

     Stock Options. The Merger Agreement provides that the Company will use its reasonable best efforts to cause each outstanding option to purchase Shares (including any related alternative rights) granted under any equity plan or arrangement of the Company or its subsidiaries (collectively, the "Company Option Plans") (including those granted to current or former employees and directors of the Company or any of its subsidiaries) (the "Employee Stock Options") to become exercisable, and each restricted Share granted under the Company Option Plans, to vest in full and become fully transferable and free of restrictions, either prior to the purchase of the Shares pursuant to the Offer or immediately prior to the Effective Time, as permitted pursuant to the terms and conditions of the applicable Company Option Plan. The Company will offer to each holder of an Employee Stock Option that is outstanding immediately prior to the first purchase of Shares pursuant to the Offer (the "Purchase Date") (whether or not then presently exercisable or vested) to, and shall use its reasonable best efforts to cause such holders to, cancel such Employee Stock Option in exchange for an amount in cash equal to the product obtained by multiplying (x) the difference between the Offer Price and the per share exercise price of such Employee Stock Option, by (y) the number of shares of Company Common Stock covered by such Employee Stock Option. All payments in respect of such Employee Stock Options will be funded by Parent and made on the Purchase Date, subject to the collection or withholding of all applicable withholding taxes required by law to be collected or withheld by the Company.

     Except with respect to any stock options or stock-related programs, for the period of one year following the Effective Time, Parent will, or will cause the Surviving Corporation to, provide, on an uninterrupted basis, employee benefits to the employees of the Surviving Corporation which are, in the aggregate, no less favorable than those in effect on the date of the Merger Agreement.

     NOTIFICATION OF CERTAIN MATTERS. The Merger Agreement provides that the Company will give prompt notice to Parent and Parent will give prompt notice to the Company, of (1) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (2) any material failure of the Company, Parent or the Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement, and (3) the commencement or the threat of any action, suit, claim, investigation or proceeding which relates to the Merger Agreement or the transactions contemplated by the Merger Agreement; provided, however, that the delivery of any such notice will not limit or otherwise affect the remedies, if any, available under the Merger Agreement to the party receiving such notice.

     NO SOLICITATION. The Merger Agreement provides that neither the Company nor any of its subsidiaries nor any of the officers and directors of any of them will, and the Company will direct and use its reasonable best efforts to cause its and its subsidiaries' employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its subsidiaries not to, directly or indirectly through another person, (1) initiate, solicit, encourage or otherwise knowingly facilitate any inquiry, proposal or offer from any person that constitutes an Acquisition Proposal or
(2) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that the Company Board may, or may authorize the Company, its subsidiaries and their respective officers, directors, employees, agents and representatives to, in response to an Acquisition Proposal that the Company Board concludes in good faith is an Incipient Superior Proposal, (x) furnish information with respect to the Company and its subsidiaries to any person making such Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations regarding such Acquisition Proposal, provided that, prior to taking any such action, the Company provides reasonable advance notice to Parent that it is taking such action.

     The term "Acquisition Proposal" is defined in the Merger Agreement to mean any direct or indirect inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) relating to the acquisition or purchase of a business or shares of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that, if consummated, would result in any person beneficially owning any class of equity securities of the Company or any of its subsidiaries, or any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction (a "Business Combination Transaction") involving the Company or any of its subsidiaries, or any purchase or sale of a substantial portion of the assets (including stock of subsidiaries owned directly or indirectly by the Company) or business of the Company or any of its subsidiaries (an "Asset Transaction"), other than the transactions contemplated by the Merger Agreement or certain other transactions permitted by the Merger Agreement.

     The term "Incipient Superior Proposal" is defined in the Merger Agreement to mean an unsolicited bona fide written Acquisition Proposal that the Company Board concludes in good faith (after consultation with the Company's financial advisor) would, if consummated, provide greater aggregate value to the Company's shareholders from a financial point of view than the transactions contemplated by the Merger Agreement, provided that for purposes of this definition the term "Acquisition Proposal" shall have the meaning set forth above, except that (x) references to "shares of any class of equity securities of the Company" shall be deemed to be references to "100% of the outstanding Shares" and (y) an "Acquisition Proposal" shall be deemed to refer only to a Business Combination Transaction involving the Company or, with respect to an Asset Transaction, such transaction must involve the assets of the Company and its subsidiaries, taken as a whole, and not any subsidiary of the Company alone.

     The term "Superior Proposal" is defined in the Merger Agreement to mean an Incipient Superior Proposal for which any required financing is committed or which, in the good faith judgment of the Company Board, is capable of being financed by the person making the Acquisition Proposal.

     The Merger Agreement provides that neither the Company Board nor any committee thereof shall (i) withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to Parent, the recommendation by the Company Board or such committee of the Offer, the Merger or the Merger Agreement unless the Company Board shall have determined in good faith, after consultation with its financial advisor, that the Offer, the Merger or the Merger Agreement is no longer in the best interests of the Company's shareholders and that such withdrawal, modification or change is, therefore, required in order to satisfy its fiduciary duties to the Company's shareholders under applicable law, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, the Company may, in response to a Superior Proposal, (1) withdraw, modify or change or propose publicly to withdraw, modify or change in a manner adverse to Parent its recommendation of the Offer, the Merger or the Merger Agreement, (2) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (3) so long as the Company is not in breach of its obligations described in this "No Solicitation" section, terminate the Merger Agreement, but only after the third business day following Parent's receipt of written notice advising Parent that the Company Board is prepared to accept an Acquisition Proposal and attaching the most current version of any such Acquisition Proposal or any draft of an Acquisition Agreement.

     The Merger Agreement also provides that the Company agrees to promptly (but in any event within one business day) notify Parent orally and in writing of any Acquisition Proposal or any inquiry regarding the making of any Acquisition Proposal.

     DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION. The Merger Agreement provides that:

     (a) from and after the Effective Time, Parent will, or will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries, against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that such individual is or was a director, officer, employee or agent of the Company or any of its subsidiaries, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the purchase of Shares in the Offer, to the fullest extent permitted under applicable law, and Parent shall, or shall cause the Surviving

Corporation to, also advance fees and expenses (including attorneys' fees) as incurred to the fullest extent permitted under applicable law;

     (b) the articles of incorporation of the Company shall, from and after the Effective Time, and the articles of incorporation of the Surviving Corporation shall, from and after the Effective Time, contain provisions no less favorable with respect to indemnification than are set forth as of the date of the Merger Agreement in the articles of incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights of individuals who at the Effective Time were directors, officers or employees of the Company; provided that this provision shall not limit Parent's ability to merge the Company into Parent or any of its affiliates or otherwise eliminate the Company's corporate existence if the surviving person assumes responsibility for such indemnification;

     (c) for six (6) years from the Effective Time, Parent shall maintain, or cause the Surviving Corporation to maintain, in effect the Company's and its subsidiaries' current directors' and officers' liability insurance policy covering those persons who are currently covered by such policy; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in any one year an amount in excess of the annual premiums paid on the date of the Merger Agreement by the Company and its subsidiaries for such insurance, and, provided, further, that if the annual premiums of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain policies with the greatest coverage available for a cost not exceeding 150% of such amount; and provided, further, that Parent or the Surviving Corporation may meet its obligations under this provision by covering the above persons under Parent's or the Surviving Corporation's insurance policy on the terms described above that expressly provide coverage for any acts which are covered by the existing policies of the Company and its subsidiaries;

     (d) nothing in the Merger Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its subsidiaries or any of their respective officers, directors or employees, it being understood and agreed that the indemnification provided for in these provisions is not prior to or in substitution for any such claims under such policies;

     (e) each present and former director and officer of the Company and its subsidiaries is a third party beneficiary to these provisions and may directly enforce the obligations of these provisions of Parent, the Company and the Surviving Corporation; and

     (f) the Surviving Corporation will pay all expenses, including reasonable fees and expenses of counsel, that an indemnified party may incur in enforcing the indemnity and other obligations provided for.

     PARENT UNDERTAKING. The Merger Agreement provides that Parent shall be responsible for and shall cause the Purchaser to perform all of its obligations under the Merger Agreement in a timely manner.

     TAKEOVER STATUTE. The Merger Agreement provides that if any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation becomes applicable to the transactions contemplated by the Merger Agreement, each of Parent, the Purchaser and the Company, and the members of their respective boards of directors, shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by the Merger Agreement.

     DISCLOSURE SCHEDULE SUPPLEMENTS. The Merger Agreement further provides that from time to time during the period prior to the Effective Time, the Company will promptly advise Parent of any and all matters arising which, if existing or occurring at or prior to the date of the Merger Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to make correct any information in a schedule or in any representation and warranty of the Company in the Merger Agreement which has been rendered inaccurate thereby in any material respect; provided, however, that such Disclosure Schedule shall not be deemed amended thereby for any purpose.

     CONDITIONS TO THE MERGER. The Merger Agreement provides that the obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction on or prior to the Effective Time of each of the following conditions:

     - the Merger Agreement shall have been approved and adopted by the Company's shareholders if required by applicable law;

     - no governmental entity shall have issued, given notice of its intent to issue or commenced any proceeding for the purpose of issuing any order, and there shall not be any statute, rule, decree or regulation restraining, prohibiting or making illegal the acquisition of the Shares by the Purchaser or Parent or the consummation of the Merger;

     - Parent or the Purchaser or any affiliate of either of them shall have purchased Shares pursuant to the Offer, except that this condition shall not be a condition to Parent's and the Purchaser's obligation to effect the Merger if Parent or the Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under the Merger Agreement; and

     - any applicable waiting period under the HSR Act shall have expired or been terminated.

     TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time:

     (1) by the mutual consent of the Company, Parent and the Purchaser;

     (2) By either the Company or Parent if:

          (i) the Offer shall have expired without any Shares being purchased pursuant to the Offer, or the Offer has not been consummated on or before October 31, 2000, provided that the terminating party is not the cause of the failure to purchase Shares pursuant to the Offer;

          (ii) a statute, rule, regulation or executive order shall have been enacted prohibiting the consummation of the Offer or the Merger substantially on the terms contemplated by the Merger Agreement;

          (iii) the shareholders of the Company fail to approve and adopt the Merger Agreement at a special meeting, if a meeting is required (including any postponement or adjournment thereof); or

          (iv) any governmental entity shall have issued or threatened to issue a statute, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement and such statute, order, decree, regulation or other action shall have become final and non-appealable; if the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to remove such order, decree, ruling or injunction and shall not be in breach of certain obligations;

     (3) by Parent if due to an occurrence or circumstance, other than as a result of a breach by Parent or the Purchaser of its obligations under the Merger Agreement or under the Offer resulting in a failure to satisfy any condition to the Offer, the Purchaser shall have (a) failed to commence the Offer within 30 days following the date of the Merger Agreement, or (b) terminated the Offer without having accepted any Shares for payment under the Offer;

     (4) by the Company, upon approval by the Company Board, if the Purchaser shall have terminated the Offer without having accepted any Shares for payment under the Offer, other than as a result of a breach by the Company of its obligations under the Merger Agreement that would result in a failure to satisfy any of the conditions to the Offer; or

     (5) by the Company, in accordance with the Merger Agreement, in response to a Superior Proposal, provided that such termination shall not be effective unless and until the Company shall have paid to Parent the fee described below.

     If the Merger Agreement is terminated there shall be no other liability (other than with respect to termination fees and confidentiality, and in certain instances, Company stock options) on the part of Parent, the Purchaser or the Company or their respective officers or directors except liability arising out of a willful breach of the Merger Agreement. If the Merger Agreement is terminated prior to the expiration of the Offer, Parent and the Purchaser will promptly terminate the Offer without the purchase of Shares under the Offer.

     FEES AND EXPENSES. The Merger Agreement provides that, except as otherwise specified below, all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.

     If the Merger Agreement shall have been terminated pursuant to paragraph
(5) under "-- Termination" above as a result of the failure of any condition set forth in paragraph (e) of Section 15 below, or pursuant to paragraph (5) under "Termination" above, the Company will immediately pay Parent or the Purchaser (as designated by Parent) a fee equal to $13,000,000 (the "Termination Fee"), payable by wire transfer of immediately available funds, the receipt of which by Parent or the Purchaser shall be a condition to the effectiveness of such termination.

     Parent shall be solely responsible for any and all filing fees that are payable in connection with or on account of any filing by Parent or any other party concerning the transactions contemplated by the Merger Agreement under or pursuant to the HSR Act.

     AMENDMENT; WAIVER.  The Merger Agreement provides that:

     - the Merger Agreement may be amended by written agreement of the parties at any time before or after the Company's shareholders have approved matters presented in connection with the Merger; provided, however, that after such approval, no amendment will be made to the Merger Agreement without further approval by such shareholders that would alter or change the type of consideration into which each Share shall be converted upon consummation of the Merger or materially adversely affect the rights of the shareholders of the Company, and

     - at any time prior to the Effective Time, the parties to the Merger Agreement may by written agreement (a) extend the time for the performance of any of the obligations or other acts of the parties, (b) waive any inaccuracies in the representations and warranties of one or more parties contained in the Merger Agreement or in any document, certificate or writing delivered pursuant to the Merger Agreement or (c) waive compliance with any of the agreements or conditions of the parties contained in the Merger Agreement.

SHAREHOLDER AGREEMENT

     As an inducement to Parent to enter into the Merger Agreement with the Company, Clipper/Merchant Partners, L.P., Clipper Equity Partners I, L.P., Clipper/Merban, L.P., Clipper Capital Associates, L.P., Clipper/European Re, L.P., Gary Erlbaum, Erlbaum Family L.P., Trust of S. H. Erlbaum, Adam Erlbaum Trust, Michael Erlbaum, MCE Family Limited Partnership, Steven Erlbaum, Robert Huth, Steven Sidewater, Grantor Retained Annuity Trust of Steven J. Sidewater, SPWJ Associates, L.P., Wendy Sidewater Trust, Peter Sidewater Trust and Nancy Sidewater Trust (collectively, the "Shareholders), who in the aggregate own approximately 42% of the outstanding Shares, have each entered into a shareholder agreement (the "Shareholder Agreement") with Parent.

     The following summary of certain provisions of the Shareholder Agreement is qualified in its entirety by reference to the complete text of the Shareholder Agreement, a copy of the form of which is filed as an exhibit to the Schedule TO and is incorporated by reference in this Offer to Purchase. You may examine or obtain a copy of the form of Shareholder Agreement by following the procedures described in Section 7 -- "Certain Information Concerning the Company."

     Each Shareholder has agreed to tender 90% of his/its Shares (the "Agreement Shares") into the Offer. In addition, each Shareholder has agreed not to transfer, sell, offer, pledge or otherwise dispose of or encumber any of the Agreement Shares until the effective date of the Merger or the date the Shareholder Agreement is terminated.

     Each Shareholder has also agreed to irrevocably appoint Parent or any designee of Parent the lawful agent, attorney, and proxy of the Shareholder, to
(a) vote the Agreement Shares in favor of the Merger, (b) vote the Agreement Shares against any action or agreement that would result in a breach in any material aspect of any covenant, representation, or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote the Agreement Shares against any action or agreement that would impede, interfere with, delay, postpone, or attempt to discourage the Merger, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company, (ii) a sale or transfer of a material amount of the assets of the Company or a reorganization, recapitalization, or liquidation of the Company, (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Parent, (iv) any change in the present capitalization or dividend policy of the Company; or (v) any other change in the Company's corporate structure.

     In the event that Parent or its designee is unable to exercise the power and authority granted in the proxy described above for any reason, each Shareholder has agreed to vote all of the Agreement Shares (i) in favor of the Merger Agreement, as amended from time to time, and the Merger or any transactions contemplated by the Merger Agreement at any meetings of the Company's shareholders held to consider the Merger Agreement, (ii) against any other proposal for any recapitalization, merger, sale of assets, or other business combination between the Company and any person or entity other than Parent or which would result in any of the conditions to Parent's obligations under the Merger Agreement not being fulfilled, and (iii) as otherwise necessary or appropriate to enable Parent to consummate the transactions contemplated by the Merger Agreement.

     Each Shareholder also irrevocably granted to Parent an option to purchase his/its Agreement Shares at the same purchase price per share provided for in the Merger Agreement. Parent can exercise this option, in whole and not in part, at any time (i) after the later of the date the Offer is commenced and the termination or expiration of the waiting period under the HSR Act, but (ii) before October 31, 2000.

     Each Shareholder has made certain representations and warranties in the Shareholder Agreement, including with respect to (i) ownership of his/its Shares and his/its Agreement Shares, (ii) the authority to enter into and perform his/its obligations under such Shareholder Agreement and the absence of required consents and statutory or contractual conflicts or violations, and (iii) the absence of liens or any other encumbrances on or in respect of his/its Shares and his/its Agreement Shares.

     The Shareholder Agreement, and all rights and obligations under the Shareholder Agreement, terminates upon the earlier of (a) the successful consummation of the Merger, (b) the written agreement of all of the parties to terminate, or (c) the termination of the Merger Agreement.

EMPLOYMENT AGREEMENT

     In connection with the transactions contemplated by the Merger Agreement, Parent entered into an employment agreement (the "Employment Agreement") with Robert Huth, effective as of the closing date of the Merger. A copy of the Employment Agreement is filed as an exhibit to the Schedule TO and is incorporated herein by reference, and the following summary is qualified in its entirety by reference to such agreement.

     The Employment Agreement provides that Parent will employ Mr. Huth as the president and chief executive officer of David's Bridal, Inc. for a term that commences on the closing date of the Merger and ends on April 30, 2004. The Employment Agreement provides that, after the closing date of the Merger, Mr. Huth will

     -  receive a base salary of $600,000 per year, subject to annual review,

     - become eligible for a bonus for fiscal 2000 on the basis of the Company's current bonus plan and will be eligible for annual and long-term bonuses in future years under Parent's bonus plan for executives in positions comparable to his, and

     - be granted shares of Parent's restricted common stock and options to purchase Parent's common stock.

     The Employment Agreement also provides that Mr. Huth will not compete with Parent during the term of the Employment Agreement and for a period of two years following termination of his employment with Parent.

12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

     Purpose of the Offer. The purpose of the Offer is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable.

     The Company Board has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the Company Board may be required to submit the Merger Agreement to the Company's shareholders for approval at a shareholder's meeting convened for that purpose in accordance with the FBCA. If shareholder approval is required, the Merger Agreement must be approved by a majority of all votes entitled to be cast at such meeting.

     If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger Agreement without the affirmative vote of any other shareholder. If the Purchaser acquires at least 80% of the then outstanding Shares pursuant to the Offer, the Purchaser will be able to adopt the Merger Agreement without a shareholder meeting and without the approval of the Company's shareholders. See Section 16 -- "Certain Legal Matters; Regulatory Approvals". The Merger Agreement provides that the Purchaser will be merged into the Company and that the articles of incorporation and bylaws of the Company will be the articles of incorporation and bylaws of the Surviving Corporation following the Merger.

     Under the FBCA, holders of Shares do not have dissenters' rights as a result of the Offer. In connection with the Merger, however, shareholders of the Company may have the right to dissent and demand appraisal of their Shares pursuant to the Merger Agreement and/or under the FBCA. Dissenting shareholders who comply with the applicable statutory procedures under the FBCA will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. Shareholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, the Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger.

     Plans for the Company. Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares pursuant to the Offer, Parent currently intends to seek maximum representation on the Company Board, subject to the requirement in the Merger Agreement that if Shares are purchased pursuant to the Offer, until the Effective Time neither Parent nor the Purchaser will take any action that would cause the Company Board to include fewer than two members who were directors as of the date of the Merger Agreement and who are not employees of the Company. The Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

     Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and, after the consummation of the Offer and the Merger, will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential in conjunction with Parent's business.

     Except as described above or elsewhere in this Offer to Purchase, the Purchaser and Parent have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management of the Company, (iv) any material change in the Company's capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13. CERTAIN EFFECTS OF THE OFFER.

     MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. This could adversely affect the liquidity and market value of the remaining Shares held by the public. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     STOCK QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on NASDAQ, which among other things require that an issuer have either

     - at least 750,000 publicly held shares, held by at least 400 shareholders of round lots, with an aggregate market value of at least $5,000,000, net tangible assets of at least $4,000,000, a minimum bid price of at least $1 per Share, and at least two registered and active market makers providing quotations for the shares, or

     - at least 1,100,000 publicly held shares, held by at least 400 shareholders of round lots, with an aggregate market value of at least $15,000,000, a minimum bid price of at least $5 per share and either (x) a market capitalization of at least $50,000,000 or (y) total assets and total revenue of at least $50,000,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years and at least four registered and active market markers providing quotations for the Shares.

If neither of the foregoing standards is met, the Shares would no longer be listed on NASDAQ. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose.

     If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or otherwise in the over-the-counter market and that price or other quotations would be reported by such exchange or through other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/ or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors.

     MARGIN REGULATIONS. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are not held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for trading on NASDAQ. Parent and the Purchaser currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14. DIVIDENDS AND DISTRIBUTIONS.

     As discussed in Section 11 of this Offer to Purchase, the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, the Company will not and will not permit any of its subsidiaries to declare, set aside or pay any dividends or other distribution payable in cash, stock or property with respect to its capital stock (other than issuances pursuant to Employee Stock Options and Company benefit plans obligations which are outstanding on the date of the Merger Agreement).

15. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, the Merger Agreement provides that the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return Shares promptly after termination or withdrawal of the Offer), pay for, and may postpone the acceptance for payment of and payment for Shares tendered, and, except as set forth in the Merger Agreement, terminate the Offer as to any Shares not then paid for if (1) the Minimum Condition shall not have been satisfied at the Expiration Date, (2) any applicable waiting period under the HSR Act shall not have expired or been terminated, or (3) immediately prior to the expiration of the Offer, any of the following conditions shall exist:

     (a) there shall have been entered, enforced or issued by any court, arbitral tribunal, administrative agency or commission, or other governmental or other regulatory authority, agency or official (a "Governmental Entity"), any judgment, order, injunction or decree (i) which makes illegal, restrains or prohibits or makes materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, the Purchaser or any other affiliate of Parent, or the consummation of the Merger transaction;
(ii) which prohibits or limits materially the ownership or operation by the Company, Parent or any of their affiliates of all or any material portion of the business or assets of the Company, Parent or any of their affiliates, or compels the Company, Parent or any of their affiliates to dispose of or hold separate all or any portion of the business or assets of the Company, Parent or any of their affiliates; (iii) which imposes or confirms limitations on the ability of Parent, the Purchaser or any other affiliate of Parent to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement; (iv) which requires divestiture by Parent, the Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise would have a Material Adverse Effect on the Company to the extent that it relates to or arises out of the transactions contemplated by the Merger

Agreement or Parent, except in the case of clauses (i) through (v), where such events are consistent with or result from Parent's, the Purchaser's and the Company's obligations described under "The Merger Agreement -- Further Action; Reasonable Best Efforts" in Section 11;

     (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, enforced, promulgated, amended or issued by any Governmental Entity or deemed by any Governmental Entity applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or
(ii) any transaction contemplated by the Merger Agreement, other than the HSR Act, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above, except where such events are consistent with or result from Parent's, the Purchaser's and the Company's obligations described under "The Merger
Agreement -- Further Action; Reasonable Best Efforts" in Section 11;

     (c) there shall have occurred any changes, conditions, events or developments that would have, or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its subsidiaries taken as a whole;

     (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE or NASDAQ other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) on the extension of credit by banks or other lending institutions in the United States, (iv) the commencement of a war, material armed hostilities or any other material international or national calamity involving the United States or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     (e)(i) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that any individual, corporation, partnership, association, trust or any other entity or organization, other than Parent or any of its affiliates, shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of the then outstanding Shares, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of 50% or more of the then outstanding Shares, or (ii) the Company Board or any committee thereof shall have (A) withdrawn, modified or changed, in a manner adverse to Parent or the Purchaser, the recommendation by such Company Board or such committee of the Offer, the Merger or the Merger Agreement, (B) approved or recommended, or proposed publicly to approve or recommend an Acquisition Proposal, (C) caused the Company to enter into any Acquisition Agreement relating to any Acquisition Proposal, or (D) resolved to do any of the foregoing;

     (f) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, individually or in the aggregate with other representations and warranties of the Company in the Merger Agreement, without regard to any qualification or limitation contained in or related to any such representation or warranty relating to Material Adverse Effect, in a manner having a Material Adverse Effect on Company and its subsidiaries, taken as a whole, in each case, as if such representations or warranties were made as of such time on or after the date of the Merger Agreement (except to the extent that such representations and warranties speak as of a specific date or as of the date of the Merger Agreement, in which case such representations and warranties shall not be so true and correct in a manner having a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, as of such specific date or as of the date of the Merger Agreement, respectively);

     (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

     (h) the Merger Agreement shall have been terminated in accordance with its terms; or

     (i) the Purchaser and the Company shall have agreed that the Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares under the Offer; which, in the reasonable good faith judgment of Parent in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the benefit of the Purchaser and Parent and may be asserted by the Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser or Parent in whole or in part at any time and from time to time in their sole and absolute discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     GENERAL. The Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Parent pursuant to the Offer. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "State Takeover Statutes", such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See
Section 15 -- "Certain Conditions of the Offer".

     STATE TAKEOVER STATUTES. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

     In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

     Affiliated Transaction Statute. Because the Company is incorporated under the laws of the State of Florida, it is subject to Section 607.0901 (the "Affiliated Transactions Statute") of the FBCA. The Affiliated Transactions Statute generally prohibits a Florida corporation from engaging in an "affiliated transaction" with an "interested shareholder," unless the affiliated transaction is approved by a majority of the disinterested directors or by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder, the corporation has not had more than 300 shareholders of record at any time for three years prior to the public announcement relating to the affiliated transaction, or the corporation complies with certain statutory fair price provisions.

     Subject to certain exceptions, under the FBCA an "interested shareholder" is a person who beneficially owns more than 10% of the corporation's outstanding voting shares. In general terms, an "affiliated transaction" includes: (i) any merger or consolidation with an interested shareholder; (ii) the transfer to any interested shareholder of corporate assets with a fair market value equal to 5% or more of the corporation's consolidated assets or outstanding shares or representing 5% or more of the corporation's earning power or net income; (iii) the issuance to any interested shareholder of shares with a fair market value equal to 5% or more of the aggregate fair market value of all outstanding shares of the corporation; (iv) any reclassification of securities or corporate reorganization that will have the effect of increasing by more than 5% the percentage of the corporation's outstanding voting shares beneficially owned by any interested shareholder; (v) the liquidation or dissolution of the corporation if proposed by any interested shareholder; and (vi) any receipt by the interested shareholder of the benefit of any loans, advances, guaranties, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the corporation.

     Because a majority of the disinterested directors of the Company Board has approved the Merger Agreement and the Shareholder Agreements and the transactions contemplated by those agreements, the provisions of the Affiliated Transactions Statute are not applicable to the Offer and the Merger and other such transactions.

     Control Share Acquisition Statute.  The Company also may be subject to
Section 607.0902 of the FBCA (the "Control Share Acquisition Statute"). The Control Share Acquisition Statute provides that shares of publicly held Florida corporations that are acquired in a "control share acquisition" generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all the outstanding shares other than interested shares. A control share acquisition is defined, with certain exceptions, as the acquisition of the ownership of voting shares which would cause the acquirer to have voting power within the following ranges or to move upward from one range into another: (i) 20%, but less than 33 1/3%; (ii)
33 1/3%, but less than 50%; or (iii) 50% or more of such votes.

     The Control Share Acquisition Statute does not apply to an acquisition of shares of a publicly held Florida corporation (i) pursuant to a merger or share exchange effected in compliance with the FBCA if the publicly held Florida corporation is a party to the merger or share exchange agreement, or (ii) if such acquisition has been approved by the board of directors of that corporation before the acquisition.

     Because the Control Share Acquisition Statute specifically exempts a merger effected in compliance with the FBCA if the publicly held Florida corporation is a party to the merger agreement and the acquisition has been approved by the board of directors of the target corporation before the acquisition, the provisions of the Control Share Acquisition Statute are not applicable to the Offer or the Merger. At the July 2, 2000 meeting of the Company Board, the Company Board, by unanimous vote of all directors present, approved the acquisition of the Agreement Shares pursuant to the Shareholder Agreements.

     If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event that it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 -- "Certain Conditions of the Offer".

     SHORT-FORM MERGER. Section 607.1104 of the FBCA provides that, if the parent corporation owns at least 80% of the outstanding shares of each class of the subsidiary corporation, the merger into the subsidiary corporation of the parent corporation may be effected by a plan of merger adopted by the board of directors of the parent corporation and the appropriate filings with the Florida Department of State, without the approval of the shareholders of the subsidiary corporation (a "short-form merger"). Under the FBCA, if the Purchaser acquires at least 80% of the outstanding Shares, the Purchaser will be able to effect the Merger without a vote of the other shareholders of the Company. In such event, the Company has agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective after such acquisition without a meeting of the Company's shareholders.

     UNITED STATES ANTITRUST COMPLIANCE. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

     Pursuant to the requirements of the HSR Act, the Purchaser filed a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on or about July 10, 2000. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, 15 days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by the Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

     The Antitrust Division and the FTC both scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15, including conditions with respect to litigation and certain governmental actions and Section 11 for certain termination rights.

17. DISSENTERS' RIGHTS.

     If the Merger is consummated, shareholders of the Company may have the right to dissent and demand appraisal of their Shares pursuant to the Merger Agreement and/or under the FBCA. Under the FBCA, dissenting shareholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the Offer Price, the consideration per Share to be paid in the Merger and the market value of the Shares, including asset values and the investment value of the Shares. Shareholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

18. FEES AND EXPENSES.

     Morgan Stanley is acting as the Dealer Manager in connection with the Offer and has provided certain financial advisory services to the Parent in connection with the acquisition of the Company. Morgan Stanley will receive reasonable and customary compensation for its services. In addition, Parent will reimburse

Morgan Stanley for certain expenses it incurs in providing its services. Parent has agreed to indemnify Morgan Stanley and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

     Parent and the Purchaser have retained D.F. King & Co., Inc. to be the Information Agent and The Bank of New York to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

     The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

     Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19. MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to enable it to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Parent and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 7 above.

                                          ALPHA OMEGA ACQUISITION, INC.

July 10, 2000

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            PARENT AND THE PURCHASER

1.   DIRECTORS AND EXECUTIVE OFFICERS OF MAY

     The following table sets forth the name, age as of the date of this Offer to Purchase, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of May. Unless otherwise indicated, the current business address of each person is 611 Olive Street, St., Louis, Missouri 63101. Unless otherwise indicated, each person is a citizen of the United States of America and each occupation set forth opposite an individual's name refers to employment with May.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS              DURING THE PAST FIVE YEARS
------------------------------              --------------------------------------------------------------

John L. Dunham, 53                          Director since 1997. Vice chairman and chief financial officer since November, 1999. He joined May in 1976, serving in a
                                            number of senior positions at operating divisions. He became chairman of May Merchandising Company in 1993. He became
                                            executive vice president and chief financial officer in May
                                            1996.

Marsha J. Evans, 52                         Director since 1998. National executive director of Girl
Girl Scouts of the U.S.A.                   Scouts of the U.S.A. since 1998. She served with the United
420 Fifth Avenue                            States Navy for 29 years, where she was commissioned Ensign in
New York, New York 10018                    1968, attaining the designation of Rear Admiral before
                                            retiring in 1998. Prior to retirement, she served as
                                            superintendent of the Naval Post Graduate School in Monterey,
                                            California, and as director of the George C. Marshall European
                                            Center for Security Studies.

Eugene S. Kahn, 50                          Director since 1996. President and chief executive officer since May, 1998. He joined May in 1990 as president and chief executive officer of its G. Fox division. He became president and chief executive officer of the Filene's division in 1992.
                                            He became vice chairman of May in March 1996 and was appointed executive vice chairman in June 1997.

Helene L. Kaplan, 67                        Director since 1985. Of counsel to the law firm of Skadden,
Skadden, Arps, Slate, Meagher & Flom        Arps, Slate, Meagher & Flom LLP since 1990. She is a director
LLP                                         of Bell Atlantic Corporation, Chase Manhattan Corporation,
Four Times Square                           ExxonMobil Corporation, and Metropolitan Life Insurance
New York, New York 10036                    Company. Mrs. Kaplan also serves as a trustee or director of many nonprofit cultural, educational and scientific
                                            organizations.

James M. Kilts, 52                          Director since 1998. President and chief executive officer of
Nabisco, Inc.                               Nabisco, Inc. Prior to assuming his present position in 1998,
7 Campus Drive                              he held several positions with Philip Morris Companies, Inc.,
Parsippany, New Jersey 07054                including president of Kraft Foods U.S.A. from 1989 to 1994 and executive vice president from 1994 to 1997. Mr. Kilts
                                            serves on the boards of Nabisco, Inc., Knox College, the
                                            Grocery Manufacturers of America, and Whirlpool Corporation.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS              DURING THE PAST FIVE YEARS
------------------------------              --------------------------------------------------------------
Jerome T. Loeb, 59                          Director since 1984. Chairman of the board since May, 1998. He joined May in 1964 and held various positions at Famous-Barr,
                                            Hecht's, and the corporate office until 1981 when he was
                                            appointed executive vice president and chief financial officer of May. He was named vice chairman in 1986 and president in
                                            1993.

Russell E. Palmer, 65                       Director since 1984. Chairman and chief executive officer of
The Palmer Group                            The Palmer Group, a corporate investment firm. He is the
3600 Market Street, Suite 530               retired managing director and chief executive officer of
Philadelphia, Pennsylvania 19104            Touche Ross International and the retired Dean of The Wharton
                                            School and Reliance Professor of Management and Private
                                            Enterprise at the University of Pennsylvania. He is also a director of Freddie Mac, GTE Corporation, Honeywell
                                            International, and Safeguard Scientifics, Inc.

William D. Perez, 52                        Director since 1998. President and chief executive officer of
S.C. Johnson & Son, Inc.                    S.C. Johnson and Son, Inc. He joined S.C. Johnson and Son in
1525 Howe Street, Mail Station #78          1970 and served as president and chief operating officer of
Racine, Wisconsin 53403                     its worldwide consumer products division from 1993 to 1997, when he assumed his present position. He is also a director of
                                            S.C. Johnson and Son, Inc., Hallmark Cards, Kellogg Company,
                                            and the Grocery Manufacturers of America.

Michael R. Quinlan, 55                      Director since 1993. Chairman of the executive committee of
McDonald's Corporation                      McDonald's Corporation. He joined McDonald's in 1963 and
Kroc Drive                                  served as chief executive officer from 1987 to 1998 and as
Oak Brook, Illinois 60523                   chairman from 1990 to 1999. He is also a director of Dun &
                                            Bradstreet Corporation and Catalyst, a nonprofit organization, and a member of the board of trustees of Ronald McDonald
                                            Children's Charities and Loyola University of Chicago.

William P. Stiritz, 66                      Director since 1983. Chairman of the board, chief executive
Agribrands International, Inc.              officer and president of Agribrands International, Inc. He
9811 South Forty Drive                      served as chief executive officer of Ralston Purina Company
St. Louis, Missouri 63124                   until 1997, and continues to serve as chairman of its board of directors. He is also a director of American Freightways,
                                            Angelica Corporation, Ball Corporation, Ralcorp Holdings,
                                            Inc., Reinsurance Group of America, Inc., and Vail Resorts,
                                            Inc.

Robert D. Storey, 64                        Director since 1989. Partner in the law firm of Thompson, Hine
Thompson, Hine & Flory LLP                  & Flory LLP, in Cleveland, Ohio since 1993. He is also a
3900 Key Center                             director of GTE Corporation and The Procter & Gamble Company,
127 Public Square                           and a trustee of the Kresge Foundation, the George Gund
Cleveland, OH 44114-1216                    Foundation, Case Western Reserve University, and Spelman
                                            College.

Anthony J. Torcasio, 54                     Director since 1996. Vice chairman since May, 1997. He joined
                                            May in 1969. He held a serving in a number of senior positions at operating divisions. He served as president of May
                                            Merchandising Company from 1993 to 1998 and as chief executive officer of May Merchandising Company from 1993 to February
                                            2000.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS              DURING THE PAST FIVE YEARS
------------------------------              --------------------------------------------------------------
Edward E. Whitacre, Jr., 58                 Director since 1989. Chairman of the board and chief executive
SBC Communications Inc.                     officer of SBC Communications, Inc. since January 1990. He is
175 East Houston, Suite 1300                a director of Anheuser-Busch Companies, Inc., Burlington
San Antonio, Texas 78205                    Northern Santa Fe Corporation, and Emerson Electric Co.

R. Dean Wolfe, 56                           Director since 1997. Executive vice president of acquisitions and real estate since 1996. He joined May in 1972 and served as executive vice president of real estate from 1986 to 1996.

Richard W. Bennet, III, 47                  Vice Chairman since February, 2000. He served as president and chief executive officer of Famous-Barr from 1995 to 1997 and as president and chief executive officer of Kaufmann's from
                                            1997 through January, 2000.

Richard A. Brickson, 52                     Secretary and senior counsel since 1988.

Alan E. Charlson, 51                        Senior Vice President and chief counsel since 1998. He served as senior counsel from 1988 to 1998.

Michael G. Culhane, 38                      Vice president since 1998. He served in a financial position for May from 1997 to 1998. He was associated with the
                                            accounting firm of Arthur Andersen LLP from 1984 to 1997.

Martin M. Doerr, 45                         Senior vice president since September, 1999. He served as vice president from 1992 through August, 1999.

William D. Edkins, 47                       Senior vice president since 1990.

Thomas D. Fingleton, 53                     Executive vice president of finance and operations since May,
                                            2000. He joined May in 1978, serving in a number of senior positions at operating divisions. He served as chairman of
                                            Hecht's from 1991 through May 14, 2000.

Judith K. Hofer, 60                         President and chief executive officer of May Merchandising
                                            Company since February, 2000. She served as president and
                                            chief executive officer of Meier & Frank from 1988 to 1996, as president and chief executive officer of Filene's from 1996 to
                                            1999 and as chief executive officer of Filene's from 1999
                                            through January, 2000.

Lonny J. Jay, 58                            Senior vice president since 1986.

Jan R. Kniffen, 51                          Senior vice president since 1991.

William P. McNamara, 49                     Vice Chairman since February, 2000. He served as senior vice president and general merchandise manager for May
                                            Merchandising Company from 1995 to 1997, as president and
                                            chief executive officer of Famous-Barr from 1997 to 1998 and as president of May Merchandising Company form 1998 through
                                            January, 2000.

2.   DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER.

     The following table sets forth the name, age as of the date of this Offer to Purchase, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, the current business address of each person is 611 Olive Street, St., Louis, Missouri 63101. Unless otherwise indicated, each person is a citizen of the United States of America and each occupation set forth opposite an individual's name refers to employment with May.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS              DURING THE PAST FIVE YEARS
------------------------------              --------------------------------------------------------------

Richard A. Brickson, 52                     See Part 1 of this Schedule I.

Alan E. Charlson, 51                        See Part 1 of this Schedule I.

Martin M. Doerr, 45                         See Part 1 of this Schedule I.

Jan R. Kniffen, 51                          See Part 1 of this Schedule I.

Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. Letters of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                              THE BANK OF NEW YORK

           BY MAIL:               BY HAND/OVERNIGHT COURIER:       BY FACSIMILE TRANSMISSION
 Tender & Exchange Department    Tender & Exchange Department     (FOR ELIGIBLE INSTITUTIONS
        P.O. Box 11248                101 Barclay Street                    ONLY):
     Church Street Station        Receive and Deliver Window            (212) 815-6213
 New York, New York 10286-1248     New York, New York, 10286         TO CONFIRM FAX ONLY:
                                                                        (212) 815-6156

Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Depositary. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                             D. F. KING & CO., INC.
                                77 Water Street
                         New York, New York 10005-4495
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (888) 460-7637

                      THE DEALER MANAGER FOR THE OFFER IS:
                           MORGAN STANLEY DEAN WITTER

                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-7310